EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Employment Agreement (this “Agreement”), dated as of February 18, 2011 (the “Effective Date”), by and between Corporate Resource Services, Inc., a Delaware corporation (the “Company”), and Scott Schecter (the “Executive”).

In consideration of the mutual promises and covenants set forth herein, the parties agree as follows:`

1.           Employment.  The Company hereby employs the Executive as Chief Financial Officer (“CFO”) during the Term of this Agreement (as set forth in Paragraph 4 below).  The Executive hereby accepts such employment with the Company under the terms and conditions set forth in this Agreement.

2.           Duties and Authority of the Executive.

(a)           Throughout the Term, the Executive shall have such duties and authority as shall be consistent with the Executive’s position as CFO and as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer (the “CEO”) or the President (the “President”) of the Company, and the Executive shall report to the CEO and the President.

(b)           The Company shall provide Executive with the resources and support necessary for the accurate reporting and disclosure of financial information, protection of corporate assets, and compliance with applicable legal requirements, in connection with the performance of his duties as CFO.

(c)           The Company shall hire by June 30, 2011, the following two full time Finance Department employees: (I) an Assistant Controller and (2) an administrative assistant.  The Executive shall diligently assist and cooperate with the Company in recruiting and hiring for these positions.

3.           Full Business Time.  Throughout the Term, the Executive agrees to devote all or substantially all of the Executive’s professional time and efforts to the performance of the Executive’s duties hereunder.  Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with the performance of the Executive’s duties hereunder, or create a conflict of interest, nothing herein shall prohibit the Executive from (a) participating in other business activities approved in advance in writing by the CEO in accordance with any terms and conditions of such approval, (b) engaging in charitable, civic, fraternal or trade group activities, (c) investing the Executive’s personal assets in other entities or business ventures, subject to any policies of the Company applicable to all executive personnel of the Company, (d) continuing to serve on the boards of directors of the Jacob Wetchler Foundation for Innovative Pediatric Cancer Research and bieMedia, Inc, or (e) serving on the board of directors of another entity, provided that such service is approved in advance in writing by the CEO.

4.           Term.  The term of this Agreement (the “Term”) is the period which commences on the Effective Date and ends on September 30, 2015, or any earlier date pursuant to Paragraph 9 of this Agreement.  If the Executive’s employment continues after the expiration of the Term, then any such continued employment (a) shall be on an “at will” basis, meaning that the Executive may resign at any time, without prior notice, for any or no reason, and that the Company may end the employment relationship at any time, without prior notice, for any or no reason, and (b) shall be subject to the terms of this Agreement (other than those provisions of Paragraph 9 which expressly apply to a termination of or resignation from employment which occurs during the Term), which terms may unilaterally be modified by the Company prospectively after the Term by delivery of written notice to the Executive of such modification, except for Paragraphs 9(f)(ii) and 9(g)(ii), which may only be modified by an agreement executed by both parties.  Unless an amendment extending the Term, or a new agreement applicable after September 30, 2015, is executed by Executive and the Company by May 1, 2015, Executive shall be afforded reasonable time away from work to seek other employment.

5.           Base Compensation.  During the Term, the Company shall pay the Executive a base salary (“Base Salary”), subject to applicable payroll deductions and withholdings, at the rate of Three Hundred Thousand Dollars ($300,000) per annum, which shall be subject to increase in the sole discretion of the Company.

6.           Bonus.

(a)           The Executive shall be paid a Bonus for signing this Agreement in the gross amount of Twenty Five Thousand Dollars ($25,000.00), subject to applicable payroll deductions and withholdings, which shall be paid in equal weekly amounts over a six-week period commencing on the second payroll date following the Effective Date.

(b)           For each calendar year during the Term (a “Bonus Year”) in which the Executive remains employed through December 31 of such year, the Executive shall be eligible to earn a performance bonus based on the Company’s achievement of performance targets and the Executive’s achievement of performance goals.  The Executive and the CEO shall mutually agree on targets and goals for each Bonus Year by January 31 of such year (except for 2011, in which such date will be March 31, 2011), provided, however, if they are unable to reach agreement by such date, then the Compensation Committee of the Board of Directors of the Company (the “Board”) shall establish such goals and targets, after presentations by the CFO and CEO, by February 28 of such year (except for 2011, in which such date will be April 29, 2011).  If the Executive and the Company fully achieve the goals and targets for a Bonus Year, then the Executive shall be awarded a Bonus for such year in an amount equal to 50% of Base Salary (the ‘Target Bonus”) for such year.  If the goals are partially achieved, Executive shall be awarded a percentage of the Target Bonus, based upon the percentage of each goal that has been achieved.  The CEO shall decide, in the good faith exercise of his judgment, the extent to which the Executive and the Company have achieved the goals and targets for each Bonus Year.  The Bonus, if any, for each Bonus Year shall be paid in full by March 15 of the year following the Bonus Year, in four equal weekly installments commencing on February 1 of the year following the Bonus Year (or, if February 1 is not a business day, then the first business day after February 1), subject to the condition that the Executive remains employed through December 31 of the Bonus Year, except to the extent otherwise provided in Paragraph 9 herein, such as in the event of termination without Cause, resignation for Good Reason, or non-extension of the Term of this Agreement.

7.           Restricted Stock/Restricted Stock Units.

(a)           On or before March 15, 2011, the Company shall award (the “Award”) the Executive, pursuant to a restricted stock unit agreement between the Company and the Executive (the “RSU Agreement”), 555,000 Restricted Share Units (“RSUs”), which Award shall vest in accordance with the provisions of Paragraph 7(b).

(b)           Subject to the condition that the Executive is employed by the Company as of a vesting date, the Award shall vest in equal amounts over a three-year period as follows:  (i) 185,000 RSUs shall vest immediately when awarded; (ii) 185,000 RSUs shall vest on March 1, 2012; and (iii) 185,000 RSUs shall vest on December 31, 2012.  If the Executive’s employment ceases for any reason prior to a vesting date, then the Executive shall not be entitled to any benefits or rights for RSUs which have not vested as of such date of termination of or resignation from employment, except as provided in Paragraph 9(f)(i) and 9(g)(i).

(c)           The Company shall have the right to withhold from amounts otherwise payable to the Executive such withholding taxes as may be required by law in connection with the vesting of RSUs, or to otherwise require the Executive to pay such withholding taxes.  The Company shall file all required tax information returns in respect of such vesting.  At the Executive’s sole discretion, the Executive shall have the right to require the Company to satisfy the withholding tax obligations that arise in connection with the vesting of RSUs by reducing the number of shares of Company common stock (“Shares”) otherwise deliverable to the Executive as a result of such vesting by such whole number of Shares having an aggregate value equal to the aggregate withholding tax obligations, with such Shares to be valued in the same manner used to calculate the income derived by the Executive.

8.           Employee Benefits.  Throughout the Executive’s employment during the Term, the Company shall provide the Executive with:

(a)           family group medical and dental insurance fully paid by the Company with coverage as favorable as provided to any senior executive of the Company or its affiliates, and if Executive elects not to participate in said Company benefits, reimbursement of the premium amount for other family coverage obtained by Executive;

(b)           reimbursement for the annual premium cost of a term life insurance policy in the amount of $1,000,000, pursuant to which Executive may name his beneficiary;

(c)           reimbursement for the annual premium cost of the Executive individual long term disability (“LTD”) insurance policy (or policies) in an amount not to exceed $10,500 per year;

(d)           reimbursement for professional dues and licenses (such as AICPA, NYSSCPA dues and New York CPA license) paid by the Executive;

(e)           four weeks paid vacation per year, the dates being subject to prior reasonable approval by the CEO, provided that (i) payment for unused vacation for 2010, in the gross amount of $10,000, will be paid to Executive by April 1, 2011, and (ii) unused vacation accrued after 2011 will neither be carried over to subsequent calendar years nor paid after termination of employment;

(f)           any other fringe benefits offered to senior executives of the Company and its affiliates;

(g)           reimbursement for all reasonable and necessary business and travel expenses, and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive’s duties hereunder, upon presentation by the Executive to the Company of an appropriate accounting or documentation of such in accordance with Company policies, which shall be paid within 30 days of submission of all required documentation;

(h)           coverage in reasonable amounts and subject to reasonable conditions under a Directors and Officers Liability Insurance policy and an Employment Practices Liability Insurance policy; and

(i)           an office comparable to his current office.

9.           Termination.

(a)           Death.  If the Executive dies, then this Agreement shall automatically terminate as of the date of the Executive’s death, and the Executive’s Base Salary shall continue to be paid to his estate for ninety (90) days after the date of the Executive’s termination.  For purposes of this agreement, the actual date that Executive’s employment with the Company is terminated shall hereinafter be referred to as the “Termination Date”.

(b)           Disability.  If the Executive is unable to perform the Executive’s duties hereunder as a result of any physical or mental disability (i) which continues for one hundred and eighty (180) consecutive calendar days or (ii) for any one hundred and thirty (130) business days in any three hundred sixty-five (365) consecutive calendar day period, then the Company may terminate the Executive’s employment upon thirty (30) days’ written notice to the Executive, and the Executive shall not receive any additional payments after the Termination Date.

(c)           Termination by the Company for Cause.  The Company may, by action of the Board, terminate the Executive’s employment with the Company for Cause.  Termination for “Cause” shall mean termination by the Company upon written notification to the Executive, setting forth in reasonable detail the specific conduct of Executive considered to constitute Cause and the specific provision of this Agreement upon which the Company relies, on account of one or more of the following reasons:

(i)           the Executive’s conviction by a court of competent jurisdiction in the United States (including a nolo contendere plea) of a felony, or a crime involving, fraud, dishonesty or moral turpitude;

(ii)           notwithstanding (i) above, the Executives conviction by a court of competent jurisdiction for a violation of federal or state criminal laws committed by Executive in connection with the performance of his duties under this Agreement;

(iii)           in connection with the performance of his duties under this Agreement and resulting in demonstrable material harm to the Company, any of the following: the Executive’s gross negligence, willful violation of Company policies, or, breach of fiduciary duty or intentional tortious conduct;

(iv)           in connection with the performance of his duties under this Agreement, the Executive’s willful and material violation of applicable securities laws;

(v)           the Executive’s willful, material and continued failure or refusal to comply with the lawful directions of the CEO or President regarding Executive’s substantive duties, or to perform the Executive’s substantive duties under this Agreement, other than as a result of mental or physical illness or injury, subject to the condition that the Executive fails to substantially cure such failure or refusal within thirty (30) days of receiving a written termination notice, provided that no such cure period shall apply if such failure or refusal is not susceptible to cure; or

(vi)           The Executive’s willful and material breach of any of the covenants set forth in Paragraphs 10 and 11 of this Agreement.

Notwithstanding anything to the contrary in this Agreement, no act or omission of Executive shall constitute Cause under subparagraphs (iii), (iv), (v) or (vi) above, so long as he acts in good faith and with reasonable diligence, and takes whatever actions are necessary or appropriate to address and/or resolve any such issue.

(d)           Resignation without Good Reason.  The Executive may resign during the Term for reasons other than those described in Paragraph 9(g) by delivering written notice to the Company 60 days in advance of the effective date of his resignation.  The Company may, in its discretion, require that the Executive cease performing services for the Company during any portion of such sixty day period, during which Executive’s employment and rights under this Agreement shall continue, except that the requirement that Executive cease performing services shall not constitute Good Reason for Executive’s resignation.  After the Term, Executive may resign at any time and without any reason, without providing advance notice to the Company.

(e)           Payment of Base Salary.  Upon any of the terminations identified in Paragraphs 9(a), (b), (c) or (d) above, either during or after the Term, the Executive or the Executive’s estate shall be entitled to receive only the Executive’s Base Salary through the date of the Executive’s resignation or termination.  Notwithstanding the foregoing, if the Term of this Agreement is not extended and the Executive resigns in October, November or December 2015 without Good Reason, then Executive shall be eligible for a pro-rated Bonus for 20 IS calculated pursuant to Paragraph 9(f)(ii)(E).

(f)           Termination by the Company without Cause.  The Company may terminate the Executive’s employment without Cause at any time by delivery of a termination notice.

(i)           If the Company terminates the Executive’s employment without Cause during the Term, then any RSUs then unvested shall immediately vest and the Company shall: (A) pay the Executive’s Base Salary through the Termination Date; (B) continue to pay the Executive Base Salary, and reimburse LTD premiums, for twelve (12) months after the Termination Date; (C) pay any Bonus earned for the Bonus Year prior to the year in which the termination occurs which has not been paid as of the Termination Date; (D) pay a Bonus for the Bonus Year in which the termination occurs, to the extent that the Executive and the Company achieve the goals and targets for such Bonus Year as determined by the CEO pursuant to Paragraph 6, provided that any such Bonus (I) shall be pro-rated based on the period of time the Executive worked for the Company in the Bonus Year, and (II) shall be paid at the time provided in Paragraph 6; and (E) for twelve (12) months after the Termination Date, (x) continue medical and dental insurance coverage (to the extent permitted by applicable group insurance contracts), pay the Executive’s COBRA premium costs (provided that the Executive timely elects COBRA coverage), or (z) continue to reimburse Executive for premium payments as provided in Paragraph 8(a).

(ii)           If the Company terminates the Executive’s employment without Cause after the expiration of the Term, then the Company shall: (A) pay the Executive’s Base Salary through the Termination Date; (B) continue to pay the Executive Base Salary for six (6) months after the Termination Date; (C) pay any Bonus earned for the Bonus Year prior to the year in which the termination occurs which has not been paid as of the Termination Date; (D) for six (6) months after the Termination Date, (x) continue medical and dental insurance coverage (to the extent permitted by applicable group insurance contracts), (y) pay the Executive’s COBRA premium costs (provided that the Executive timely elects COBRA coverage), or (z) continue to reimburse Executive for premium payments as provided in Paragraph 8(a); and (E) if the termination occurs in October, November or December 2015, pay a pro-rata Bonus for 2015, based on the fraction of the year worked by the Executive in 2015 and the percentage of each goal achieved through the date of termination.

(iii)           Any benefits provided and payments made pursuant to Paragraph 9(f) or 9(g) shall be due at such time as they would have been provided or paid had Executive’s employment continued under this Agreement (except for RSUs that shall immediately vest), and in the event of Executive’s death, shall be provided or paid to his estate.

(g)           Resignation by Executive for Good Reason or Change in Control.

(i)           The Executive may resign during the Term for “Good Reason” if (A) the Company breaches any of its obligations under Paragraphs 1, 2(b), 2(c), 5,6,7, 8(a)-(i) or 14 of this Agreement, (B) the Company assigns duties to the Executive which are not consistent with the Executive’s office as set forth in Paragraph 1, takes any other action that results in a material diminution in the Executive’s authority, duties, or responsibilities as CFO, or requires him to report to any person or entity other than the Board, the CEO or the President, (C) the Company assigns Executive to work in a location that is not in New York City, Westchester County, NY, Bergen County, NJ or Fairfield County, CT, without the Executives’ consent; or (D) the Company provides a directive to Executive that, if followed, would result in a violation of law, breach of fiduciary duty, or the breach of any duty to the shareholders of the Company.  If the Executive resigns for Good Reason during the Term, then such resignation shall be treated as a termination without Cause during the Term for all purposes of this Agreement, including but not limited to the Executive’s entitlement to payments, RSU vesting and continued benefits pursuant to Paragraph 9(f)(i).

(ii)           The Executive may resign for Good Reason after the expiration of the Term if (A) the Company fails to pay or reduces, Base Salary , (B) the Company breaches its payment obligations under Paragraph 14 of this Agreement; (C) the Company assigns Executive to work in a location that is not in New York City, Westchester County, NY, Bergen County, NJ or Fairfield County, CT, without the Executives’ consent; or (D) the Company assigns duties to Executive that are not consistent with his experience or abilities.  If the Executive resigns for Good Reason after the Term, then such resignation shall be treated as a termination without Cause after the Term for all purposes of this Agreement, including but not limited to the Executive’s entitlement to payments and continued benefits pursuant to Paragraph 9(f)(ii).

(iii)           Notwithstanding any provision of Paragraph 9(g) to the contrary, the Executive may only resign for Good Reason at any time if (A) within ninety (90) days after the Executive first has actual knowledge of the occurrence of the action or event constituting Good Reason, the Executive gives notice to the Company of the Executive’s intention to resign for Good Reason, which sets forth in reasonable detail the specific conduct of the Company considered to constitute Good Reason and the specific provision of this Agreement upon which the Executive relies, (B) the Company does not revoke or reasonably cure any such action or event within thirty (30) days after the date of delivery of such notice, and (C) the Executive resigns within sixty (60) days after the date of delivery of such notice.

(iv)           The Executive may resign for any or no reason within three months after a Change in Control during the Term, upon providing two (2) weeks advance written notice, in which case the Company shall: (I) pay the Executive’s Base Salary through the Termination Date; (II) pay the Executive a lump sum amount equal to two years of Base Salary as of the Termination Date within sixty days after the Termination Date; and (III) reimburse Executive’s LTD premiums for the twelve month period after the Termination Date and provide to Executive all payments and benefits described in Paragraph 9(f)(i)(B-(E).  For purposes of this Agreement, a “Change in Control” shall be deemed to occur when and only when any of the following events first occurs:

(A)           any person or entity (or related persons or entities) who or that is (or are) not currently such becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power of the Company’s then outstanding voting securities, or of securities or other equity or rights convertible into such voting securities;

(B)           individuals who at any time during the Term, constitute the board of directors of the Company cease, for any reason, to constitute at least a majority of the board of directors, unless the election or nomination for election of each new director was approved by a majority of the directors then still in office who were directors at the beginning of the Term; or

(C)           any merger (other than a merger where the Company is the survivor and there is no accompanying Change in Control under clause (a) of this Paragraph 10), consolidation, liquidation or dissolution of the Company, or the sale, transfer or other disposition (whether in a single transaction or a series of coordinated or related transactions) of all or substantially all of the assets of the Company.

(D)           Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to clause (A) of this Paragraph 9(g)(v) solely because 50% or more of the combined voting power of the Company’s outstanding securities is acquired by one or more employee benefit plans maintained by the Company or by any other employer, the majority interest in which is held, directly or indirectly, by the Company.  For purposes of this Paragraph 9(h), the terms “person” and “beneficial owner” shall have the meaning set forth in Sections 3(a) and 13(d) of the Exchange Act, and in the regulations promulgated thereunder.

(h)           Withholding; Separation Agreement.  All payments described in Paragraphs 9(f) and 9(g) are subject to deductions and withholdings required by applicable law.  In order to receive the payments, acceleration of RSU vesting, and benefits pursuant to Paragraphs 9(f) and 9(g) (other than Base Salary earned prior to the Termination Date), the Executive shall be required to execute a separation agreement and release in form and substance as provided in Exhibit “A” hereto, which may be modified by the Company to comply in good faith with any changes in applicable law (“Separation Agreement”).  The Company shall provide to Executive within 5 business days of Executives resignation from or the termination of his employment the Separation Agreement it has prepared for his signature in accordance with the terms of this Agreement, which shall specifically reference the consideration the Company shall provide to Executive under the Separation Agreement.  The Executive shall execute the Separation Agreement so as to be effective no later than 60 days following the Executive’s termination or resignation, and promptly return it to the Company.

10.           Confidentiality Agreement and Ownership of Information.

(a)           The Executive agrees that during the course of employment with the Company, the Executive has and will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company.  This information relates to the Company, its customers and its employees.  Such Confidential Information and Trade Secrets include, but are not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, new marketing ideas, and intellectual property and trade secrets; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; marketing information, such as the identity of the Company’s customers, distributors and suppliers and their names and addresses, the names of representatives of the Company’s customers, distributors or suppliers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, details of contracts, pricing policies, price lists, trade promotion and discount schedules, operational methods, specific customer needs and requirements, and leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Company’s employees, their salaries, bonuses, benefits, skills, qualifications, and abilities.  The Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense and that Confidential Information and Trade Secrets can be in any form, whether oral or written, reduced to paper or electronic.

(b)           During the Term and for as long as such information shall remain Confidential Information or Trade Secrets of the Company, the Executive will not disclose to any person or entity, without the Company’s prior consent, any Confidential Information or Trade Secrets of the Company, whether prepared by the Executive or others, except in the course of the Executive’s employment with the Company and in furtherance of the Company’s business.

(c)           (i)  Upon the Executive’s resignation or the termination of the Executive’s employment with the Company for whatever reason, with or without Cause, or at any other time the Company so requests, the Executive will promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of (A) Confidential Information or Trade Secrets of the Company that is in the Executive’s possession, custody or control, whether prepared by the Executive or others, and (B) all records, designs, patents, plans, manuals, memoranda, lists and other property of the Company delivered to the Executive by or on behalf of the Company or by its customers, and all records compiled by the Executive which pertain to the business of the Company, whether or not confidential.  All such material shall be and remain the property of the Company and shall be subject at all times to its discretion and control.

(ii)           Information shall not be deemed Confidential Information or Trade Secrets if:

(A)           such information was available to the public prior to disclosure thereof by the Executive,

(B)           such information shall, other than by an act or omission on the Executive’s part, be or become available to the public or lawfully made available by a third party to the public without restrictions as to disclosure;

(C)           such information is approved for disclosure to the public by prior written consent from the Board, and the terms of any said written consent shall govern its disclosure; or

(D)           such information was already in the lawful possession of the Executive prior to the Executive’s receipt of such information from the Company.

(iii)           Notwithstanding the foregoing, Confidential Information or Trade Secrets of the Company may be disclosed where required by law or order of a court of competent jurisdiction, provided that, to the extent reasonably practicable, the Executive first gives to the Board reasonable prior notice of such disclosure and affords the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available.  Nothing in this Paragraph 10 or in Paragraph 11 shall preclude Executive from undertaking employment with any person or entity.

11.           Non Interference Provisions.

(a)           While employed by the Company and for twelve months after the Executive’s employment ends for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Board, directly or indirectly, solicit, divert, disrupt or appropriate or attempt to solicit, divert, disrupt, or appropriate any customer, client, supplier or other relationships, contractual or otherwise, of the Company with respect to those persons who are customers, clients, or suppliers of, or have some other relationship, contractual or otherwise, with the Company at the time of the Termination Date or within twelve (12) months prior thereto.

(b)           While employed by the Company and during the Restricted Period, the Executive will not, without the prior written consent of the Board, whether as an agent, owner, investor, partner, manager, joint venturer, distributor, representative, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons, solicit the employment of, offer employment to, hire or attempt to hire or encourage to leave the employment of the Company (whether as an employee, consultant or otherwise) any employee, sales representatives, distributors, or consultants, or other person with whom the Executive had contact during the Executive’s employment with the Company within the eighteen (18) month period prior to the Termination Date and/or about whom the Executive possesses Confidential Information and/or Trade Secrets as a result of the Executive’s employment with the Company.

(c)           The foregoing shall not prohibit the Executive from owning no more than two percent (2%) of the outstanding stock of any company, which is a reporting company under the Securities Act of 1934.

12.           Enforcement.

(a)           Since monetary damages may be inadequate and the Company may be irreparably harmed if the provisions of Paragraph 10 or 11 are not specifically enforced, the Company shall be entitled, among other remedies, to seek an injunction from a court of competent jurisdiction (without the necessity of posting a bond or other security) restraining any violation of either Paragraph 10 or 11 by the Executive and any person or entity to whom, the Executive provides or proposes to provide any services or information in violation of such Paragraphs.

(b)           If any provision contained in Paragraphs 10 and 11 is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.  The courts enforcing Paragraph 10 or 11 shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

13.           Use of General Abilities.  Nothing contained in this Agreement shall restrict the Executive after the Termination Date from using the Executive’s general business, organizational and financial abilities, and the exertion of the Executive’s efforts, in the prosecution and development of any business, so long as the confidentiality, non-interference and other provisions of this Agreement are not thereby violated.

14.           Indemnification.

(a)           If the Executive was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that the Executive is or was an employee or an officer or a director of the Company or any of its affiliates or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceedings is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized or permitted by the Delaware General Corporation Law, ERISA, the Sarbanes-Oxley Act or other applicable federal or state laws as the same exist or may hereafter be amended against all expense, liability and loss (including attorneys’ fees, judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the Executive in connection therewith; provided, however, that, except as provided in Paragraph 14(c) below with respect to proceedings to enforce rights to indemnification, the Company shall indemnify the Executive in connection with a proceeding (or part thereof) initiated by the Executive only if such proceeding (or part thereof) was authorized by the Chief Executive Officer or Board of Directors of the Company.

(b)           The right to indemnification conferred in this Paragraph 14 shall include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceedings in advance of its final disposition (hereinafter an “advancement of expenses”), provided, however, such advancement of expenses shall be made only after delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of the Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that the Executive is not entitled to be indemnified for such expenses under this Paragraph 14 or otherwise.  The rights to indemnification and to the advancement of expenses shall continue as to the Executive after he has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the Executive’s heirs, executors, and administrators.

(c)           If a claim under Paragraph (a) or (b) of this Paragraph 14 is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days after the later of the Company’s receipt of a written claim or the undertaking required by Paragraph 14(b), then the Executive may at any time thereafter bring suit to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Executive shall be entitled to be paid the reasonable attorneys’ fees and costs of prosecuting or defending such suit.  In (i) any suit brought by the Executive to enforce a right to indemnification hereunder (but not in a suit brought by the Executive to enforce a right to an advancement of expenses) it shall be a defense, and (ii) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a showing, that there is a final adjudication holding that the Executive has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, or that indemnification would violate any applicable federal or state law.  Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit by or on behalf of the Executive that indemnification of the Executive is proper in the circumstances because the Executive has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the Executive has not met such applicable standard of conduct, shall be a defense in the case of a suit by or on behalf of Executive to enforce a right to indemnification or advancement, or the basis for the Company to recover any advancement of expenses.  In any suit brought by the Executive to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Executive is not entitled to be indemnified, or to such advancement of expenses, under this Section 14 shall be on the Company.

(d)           The Company shall, at no cost to the Executive, include the Executive, after the Term of the Executive’s employment hereunder and for so long thereafter as the Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy, as well as under any employment practices liability insurance policy maintained by the Company, which policies shall provide coverage in amounts and under terms as least as favorable to the Executive as provided for any director or officer of the Company or any of its affiliates.

15.           Code Section 409A.

(a)           Compliance with Code Section 409A.  To the extent the payments and benefits under this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Code Sections 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder (and any applicable transition relief under Code Section 409A).  Specifically, any reimbursement of documented expenses (including repayments of legal fees pursuant to Paragraph 14(b) hereof) provided pursuant to the terms of this Agreement (x) shall not affect the expenses eligible for reimbursement in any other year, (y) shall occur no later than the last day of the year following the year in which the expense was incurred, and (z) the right to such reimbursements shall not subject be subject to liquidation or exchange for another benefit.  For purposes of this Agreement, payments in connection with a termination of employment shall only be made if such termination constitutes a “Separation from Service” within the meaning of Code Section 409A.

(b)           Amendment of Agreement to Comply with Code Section 409A.  If the Executive and the Company determine that any payments or benefits payable under this Agreement do not comply with Code Section 409A, the Executive and the Company agree to amend this Agreement, or take such other actions as the Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Code Section 409A, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties.  If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

(c)           Delayed Distribution under Code Section 409A.  If the Executive is a Specified Executive, within the meaning of Code Section 409A, on the date of his “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), any amounts payable on account of such separation from service that constitute “deferred compensation” within the meaning of Code Section 409A shall be paid no earlier than the earlier of the Executive’s death or six months following such separation from service, but only to the extent necessary to avoid the imposition of additional taxes under Code Section 409A.

16.           General Provisions.

(a)           Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered, or (ii) one business day after properly sent by overnight courier service, addressed to the respective parties at the following addresses:

To the Company:	Corporate Resource Services, Inc.
160 Broadway, 15th Floor
New York, NY 10038
Attn: Jay H. Schecter

With copy to:	Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attn: Tara Newell, Esq.

To the Executive:	Scott Schecter
45 Maple Hill Drive
Larchmont, NY 10538

With copy to:	Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103-4196
Attn: Jonathan D. Wetchler, Esq.

Either party hereto may designate a different address by providing written notice of such new address to the other party as provided above.

(b)           Severability.  If any provision contained in this Agreement shall be determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

(c)           Waiver, Modification and Integration.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party.  This Agreement contains the entire agreement of the parties concerning employment and supersedes any and all other inconsistent agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company, except for the RSU Agreement (when executed) and any official employee benefit plan documents between the parties, the terms and conditions of which shall be controlling.  This Agreement may not be modified, altered or amended except by a written agreement signed by both of the parties hereto.

(d)           Binding Effect.  The Company hereby represents and warrants to Executive that it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and permitted assigns, and upon the Executive, the Executive’s heirs and the Executive’s executors and administrators.  The Company may assign this Agreement and its rights and obligations hereunder to an affiliate (subject to the Company’s continuing to be bound by such obligations) or a purchaser of substantially all of its assets, but otherwise shall not be entitled to assign the Executive’s duties hereunder without the Executive’s prior written consent, which consent shall not be unreasonably withheld.  The Executive’s duties and rights under this Agreement shall not be assigned by the Executive, and any such assignment shall be null and void.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions.  Trial by jury is hereby waived by both of the parties to this Agreement.

(f)           Survival.  The obligations of the parties hereto under Paragraphs 9, 10, 11, 12, 13 and 14 of this Agreement shall survive the termination of this Agreement.

17.           Legal Fees.  Executive shall be reimbursed by the Company for up to Five Thousand Dollars ($5000) for his legal fees related to the preparation of and entry into this Agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

CORPORATE RESOURCE SERVICES, INC.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: CEO

EXECUTIVE:

/s/ Scott Schecter
Scott Schecter

Exhibit “A”
GENERAL RELEASE AND WAIVER

THIS DOCUMENT WILL AFFECT YOUR LEGAL RIGHTS,
INCLUDING YOUR RIGHTS, IF ANY, WITH RESPECT TO
CORPORATE RESOURCE SERVICES, INC. AND OTHER
PERSONS AND ENTITIES INCLUDED WITHIN THE
DESCRIPTION OF “RELEASEE” IN PARAGRAPH 3 BELOW.  IF
YOU DECIDE TO SIGN THIS DOCUMENT, YOU MUST READ IT
CAREFULLY AND COMPLETELY, AND UNDERSTAND IT
FULLY, BEFORE YOU SIGN.

1.           Scott Schecter (“Employee”) hereby acknowledges that he and Corporate Resource Services, Inc. are parties to an Executive Employment Agreement dated as of February _, 2011 (the “Employment Agreement”), that his employment with the Company ceased effective _________, ____ (the ’Termination Date”) as a result of ___________________ (as defined in and pursuant to Paragraph 9 of the Employment Agreement) and that certain provisions of the Employment Agreement, as specified in Paragraph 16(f) of the Employment Agreement, will continue in effect after the Termination Date.  Employee hereby waives any right, and agrees not, to seek reinstatement or employment with any Releasee (as defined in paragraph 3 of this Release) and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.

2.           (b)  Employee hereby agrees that in accordance with and subject to the terms and conditions of this Release, and after the delivery to the Company of a signed and notarized original of this Release, the expiration of seven (7) days from the signing of this Release and Employee’s compliance with Paragraph 9 of this Release, Employee will accept, as and on behalf of Releasor, from and/or on behalf of the Company and each Releasee, and the Company hereby agrees that it shall provide, the payments and benefits specified in Paragraph [9(f)(i)] [9(g)(i) 9(g)(iv)] of the Employment Agreement, less withholding for income and/or other applicable taxes (the “Severance Payments”), at the times and subject to any conditions specified in the Employment Agreement.  Said payments and benefits the Company shall provide are as follows:

(b)           Employee acknowledges and agrees that (i) pursuant to Paragraph 9(h) of the Employment Agreement, signing and not revoking this Release is a condition precedent for receiving the Severance Payments; (ii) that the Severance Payments are adequate consideration for all the terms of this Release and do not include any benefit, monetary or otherwise, which was earned or accrued or to which Employee was already entitled without signing this Release; and (iii) prior to or contemporaneous with the execution of this Release, Employee received all salary, compensation and other payments that may be or have been due to Employee pursuant to the Employment Agreement or otherwise due from the Company or any Releasee through the date of the execution of the Release.

3.           THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS YOU MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE YOU SIGN THIS RELEASE, YOU MUST READ THIS PARAGRAPH CAREFULLY, AND MAKE SURE THAT YOU UNDERSTAND IT FULLY.

(a)           In consideration of Employee’s receipt and acceptance of the Severance Payments from the Company and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’ s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, Affiliates (as defined in the Employment Agreement), subsidiaries, branches, divisions, agents, attorneys and employees, and the current and former officers, directors, shareholders, agents, attorneys and employees of any such parent, affiliate, subsidiary, branch or division of the Company, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and hereby waives and/or settles, except as may otherwise be stated in this Agreement, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever (collectively “Claims”) and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release relating to Releasor’s employment with the Company or the termination thereof, including, without limitation, except as provided in paragraph 3. b. herein, any rights and/or claims arising under the Employment Agreement or any other contract, express or implied, written or oral; for wrongful dismissal or termination of employment; and arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the City of New York or the State of New York or any political subdivision or any political subdivision thereof, , including without limitation, the New York State Human Rights Law, as amended, the New York City Human Rights Law, as amended, the New York Labor Law, as amended, and the New York Civil Rights Law, as amended, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like.

(b)           Notwithstanding anything in paragraph 3. a.to the contrary, paragraph 3. a. does not apply to, and Employee does not release or waive any Claims: (i) for the payments and benefits the Company shall provide pursuant to Paragraph 2(a) herein; (ii) under any employee benefit plan or applicable law, including but not limited to COBRA and state laws regarding the conversion to individual coverage; (iii) for indemnification and advancement under applicable law and the Employment Agreement; (iv) reimbursement for expenses pursuant to Paragraph 8(g) of the Employment Agreement; (v) insurance coverage under Paragraph 8(h) or 14(d) of the Employment Agreement; and (vi) Paragraph 15 of the Employment Agreement.

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4.           Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body.

5.           This Release and any payments made hereunder are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions, and each Releasee expressly denies that any of them engaged in any wrongdoing or illegal or actionable acts or omissions.  Employee, as and on behalf of Releasor, hereby represents and agrees that (a) no written or oral statements, suggestions or representations that any Releasee has made or implied any such admission or concession have been or shall be made directly or indirectly by or on behalf of Employee and (b) except as may be required by law, no oral or written negative, disparaging or adverse statements, suggestions or representations of or concerning the Company or any Releasee shall be made directly or indirectly by or on behalf of Employee.

6.           Employee has kept confidential and has not disclosed orally or in writing, directly or indirectly, to any person, and, in further consideration of the Company’s agreement to deliver the Severance Payments, shall keep confidential and not disclose orally or in writing, directly or indirectly, to any person, except his spouse, attorneys, accountants and financial advisors or as shall be required by law, any and all information concerning (b) any facts, claims or assertions relating to any experiences of Employee or treatment received by Employee by or on behalf of the Company or any Releasee during Employee’s employment, which experiences or treatment could have provided a factual or legal basis for any claim of any kind in any action or proceeding before any court or administrative body; (c) the existence or terms of this Release; and (d) the amount and type of any payment or consideration provided hereunder.

7.           (a)  Employee hereby represents and agrees that upon execution of this Agreement (i) Employee has returned to the Company, and has not retained any copies of, all Company Property (as defined in the Employment Agreement); (ii) Employee has not disclosed any Confidential Information (as defined in the Employment Agreement) to any person or entity without the express authorization of an authorized officer of the Company; and (iii) in consideration of the Company’s agreement to deliver the Severance Payments pursuant to the terms of this Agreement, Employee and/or any Releasor shall not disclose or use any Confidential Information or Company Property, in any manner directly or indirectly, except as shall be required by law.

(b)           In the event that Employee and/or any Releasor receives a subpoena or any other written or oral request for any Confidential Information, Company Property or any other information concerning the Company or any Releasee, Employee shall, within five (5) business days of the service or receipt of such subpoena or other request (i) notify the Company in writing, by fax to the Business/Legal Affairs Department, and (ii) provide a copy to the Company of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral.

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(c)           Employee understands and acknowledges that any breach of this provision will result in actual harm to the Company and Releasee, and that Employee will be subject to any and all remedies, including without limitation, injunctive relief and/or money damages.

(d)           Employee also represents and agrees that upon the execution of this Agreement Employee has returned to the Company all other property of the Company, including without limitation, any keys to the offices of the Company and any Company identification.

8.           By executing this Release, Releasor acknowledges that Employee (a) has been advised by the Company to consult with an attorney before executing this Release; (b) was provided adequate time (i.e, [twenty-one (21)] [forty five (45)] days) to review it and to consider whether to sign the Release; and (c) has been advised that Employee has seven (7) days following execution to revoke it (“Revocation Period”).  If Employee elects to revoke this Release, Employee must deliver written notice of such revocation to Corporate Resource Services, Inc., 160 Broadway, 15th Floor, New York, NY 10038, Attn: Jay H. Schecter, within seven (7) days of signing this Release.

9.           Notwithstanding anything to the contrary contained herein, this Release will not be effective or enforceable, and the Severance Payments are not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and the Release has not been revoked.

10.           This Release, Paragraphs [9(f)], [9(g)], 9(h), 10, 11,12, 13, 14, 15 and 16 of the Employment Agreement, and the Corporate Resource Services, Inc. Restricted Stock Unit Agreement between the Company and Employee dated as of February __,2011, constitute the sole and complete understanding and agreement between the parties with respect to all matters concerning Employee’s employment by the Company, the termination of such employment, and the obligations of Employee to the Company after the termination of such employment, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise.  No term, condition, covenant, representation or acknowledgment contained in this Release may be amended unless in a writing signed by both parties.  If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of the Release which shall remain in full force and effect.

This Release shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York.

11.           Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, and to be represented by counsel; (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

Scott Schecter

STATE OF NEW YORK	)
) ss:
COUNTY OF ________________	)

On the ____ day of ___________,2009, personally came Scott Schecter, and being duly sworn, acknowledged that he is the person described in and who executed the foregoing General Release and Waiver and acknowledged that he executed same.

Notary Public

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